EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., and the use of information taken from our reserve report for BPZ Resources, Inc., dated March 18, 2010, with respect to the estimate of reserves and future revenue to the Company’s interest in certain oil and gas properties located in the Corvina and Albacora fields, offshore Peru, as of December 31, 2009, in the Annual Report on Form 10-Kof BPZ Resources, Inc. to be filed on or about March 31, 2010. We further consent to the incorporation by reference of information contained in our report as of December 31, 2009, in the BPZ Resources, Inc. Registration Statement Nos. 333-147461, 333-126388 and 333-147462 on Form S-8, and Registration Statement Nos. 333-126934, 333-147463, 333-153427 and 333-158337 on Form S-3, and any amendments to these Registration Statements.

Netherland, Sewell & Associates, Inc.

	By:	/s/ C. H. (Scott) Rees III, P.E.
C.H. (Scott) Reese III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 24, 2010